                                  AMENDMENT TO

                             PARTICIPATION AGREEMENT

     The Participation Agreement (the "Agreement"), dated as of May 1, 2002, by and among AIM Variable Insurance Funds, a Delaware trust ("AVIF"), Transamerica Financial Life Insurance Company (formerly, AUSA Life Insurance Company, Inc.) ("LIFE COMPANY") and AFSG Securities Corporation, is hereby amended as follows:

     The following is added under: "SECTION 2 PROCESSING AND TRANSACTIONS" before SECTION 2.1(A):

               "Notwithstanding the provisions of paragraph (b) of this Section 2.1, the Parties agree to communicate, process and settle purchase and redemption transactions for Shares (collectively, "Share transactions") via the Fund/SERV and Networking systems of the National Securities Clearing Corporation (hereinafter, "NSCC"). LIFE COMPANY and AVIF each represents and warrants that it: (a) has entered into an agreement with NSCC, (b) has met and will continue to meet all of the requirements to participate in Fund/SERV and Networking, and
          (c) intends to remain at all times in compliance with the then current rules and procedures of NSCC, all to the extent necessary or appropriate to facilitate such communications, processing, and settlement of Share transactions. AVIF agrees to provide LIFE COMPANY with account positions and activity data relating to Share transactions via Networking. LIFE COMPANY shall place trades with NSCC using Defined Contribution Clearance & Settlement (hereinafter, "DCC&S") indicators, no later than 8:00 a.m. Central Time, and LIFE COMPANY shall pay for Shares by the scheduled close of federal funds transmissions on the same Business Day on which it places an order to purchase Shares in accordance with this section. Payment shall be in federal funds transmitted by wire from the designated NSCC Settling Bank (on behalf of LIFE COMPANY).

               For purposes of this Agreement, "Fund/SERV" shall mean NSCC's system for automated, centralized processing of mutual fund purchase and redemption orders, settlement, and account registration; "Networking" shall mean NSCC's (Level Zero) system that allows mutual funds and life insurance companies to exchange account level information electronically; "DCC&S" shall refer to an NSCC program that facilitates the automated processing and reporting of defined contribution transactions among asset managers, plan trustees, and plan administrators, including third-party administrators; and "Settling Bank" shall mean the entity appointed by AVIF to perform such settlement services on behalf of AVIF, which agrees to abide by NSCC's then current rules and procedures insofar as they relate to same day funds settlement. In all cases, processing and settlement of Share transactions shall be done in a manner consistent with applicable law.


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               In the event that any Party is prohibited from communicating, processing or settling Share transactions via Fund/SERV or Networking, such Party shall notify the other Parties by 9:00 a.m. Central Time. After all Parties have been notified, the provisions of paragraphs (b) and (c) of this Section 2.1 shall apply."

     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: July 12, 2006

                                        AIM VARIABLE INSURANCE FUNDS


Attest: /s/ Jim Coppedge                By: /s/ Robert H. Graham
        -----------------------------       ------------------------------------
Name: Jim Coppedge                      Name: Robert H. Graham
Title: Assistant Secretary              Title: President


                                        A I M DISTRIBUTORS, INC.


Attest: /s/ P. Michelle Grace           By: /s/ Gene L. Needles
        -----------------------------       ------------------------------------
Name: P. Michelle Grace                 Name: Gene L. Needles
Title: Assistant Secretary              Title: President


                                        TRANSAMERICA FINANCIAL LIFE
                                        INSURANCE COMPANY (FORMERLY, AUSA LIFE
                                        INSURANCE COMPANY, INC.)

                                        BY ITS AUTHORIZED OFFICER,


Attest: /s/ Kathleen S. Mullorkey       By: /s/ Priscilla I. Hechler
        -----------------------------       ------------------------------------
Name: /s/ Kathleen S. Mullorkey         Name: Priscilla I. Hechler
Title: Paralegal                        Title: Asst. Vice President & Asst. Sec.


                                        AFSG SECURITIES CORPORATION


Attest: /s/ Kathleen S. Mullorkey       By: /s/ Priscilla I. Hechler
        -----------------------------       ------------------------------------
Name: /s/ Kathleen S. Mullorkey         Name: Priscilla I. Hechler
Title: Paralegal                        Title: Asst. Vice President & Asst. Sec.


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